UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                Amendment No. 3*

                              TechTeam Global, Inc.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   87831110-9
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 Pages

CUSIP No. 87831110-9                   13G/A                 Page 2 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Capital Group, L.L.C.             13-3937658
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    990,887
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      ------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    990,887
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            990,887
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.60%.
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **

            IA, OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 3 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            RCG Ambrose Master Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    124,926
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      ------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    124,926
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            124,926
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.21%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 4 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            RCG Halifax Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    126,238
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      ------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    126,238
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            126,238
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.22%.
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 5 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Master Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    529,025
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      ------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    529,025
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            529,025
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.12%.
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 6 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Ramius Securities, L.L.C.             58-2253019
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    210,698
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      ------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    210,698
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            210,698
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.04%.
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 7 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                  Ramius Advisors, LLC            13-3954331
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    529,025
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      ------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    529,025
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            529,025
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.12%.
--------------------------------------------------------------------------------
     (12    TYPE OF REPORTING PERSON **
            IA, OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 8 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            C4S & Co., L.L.C.             13-3946794
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    990,887
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY      ------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    990,887
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            990,887
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.60%.
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 9 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Peter A. Cohen
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    990,887
OWNED BY      ------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    990,887
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            990,887
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.60%.
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 10 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Morgan B. Stark
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    990,887
OWNED BY      ------------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    990,887
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            990,887
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.60%.
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 11 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Thomas W. Strauss
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    990,887
OWNED BY      ------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    990,887
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            990,887
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.60%.
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 12 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            Jeffrey M. Solomon
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES        ------------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    990,887
OWNED BY      ------------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING     ------------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    990,887
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            990,887
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.60%.
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87831110-9                   13G/A                 Page 13 of 17 Pages


          This Amendment No. 3 (this "Amendment") amends the statement on
Schedule 13G filed on April 10, 2006, which was amended by Amendment No.1 filed on May 19, 2006 and which was further amended by Amendment No. 2 filed on November 3, 2006 (as amended, the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share (the "Common Stock") of TechTeam Global, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the
Schedule 13G. This Amendment amends items 2(a), 2(b), 2(c), 4, 5 and 8 as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

           Items 2(a), 2(b) and 2(c) are hereby amended and restated as follows:

           Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, New York 10017
           Citizenship: Delaware

           Ramius Master Fund, Ltd.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, New York 10017
           Citizenship: Cayman Islands

           Ramius Advisors, LLC
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, New York 10017
           Citizenship: Delaware

           C4S & Co., L.L.C.
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, New York 10017
           Citizenship: Delaware

           Peter A. Cohen
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, New York 10017
           Citizenship: United States

           Morgan B. Stark
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, New York 10017
           Citizenship: United States

           Thomas W. Strauss
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, New York 10017
           Citizenship: United States

CUSIP No. 87831110-9                   13G/A                 Page 14 of 17 Pages


           Jeffrey M. Solomon
           c/o Ramius Capital Group, L.L.C.
           666 Third Avenue, 26th Floor
           New York, New York 10017
           Citizenship: United States

Item 4.       Ownership

Item 4 is hereby amended and restated in its entirety as follows:

(a)  Amount Beneficially Owned:

          As of the date hereof, (i) RCG Ambrose Master Fund, Ltd., a Cayman Islands company ("Ambrose") owns 124,926 shares of Common Stock, (ii) RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax") owns 126,238 shares of Common Stock, (iii) Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund") owns 529,025 shares of Common Stock, and (iv) Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities") owns 210,698 shares of Common Stock. In addition, (i) Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") may be deemed to beneficially own the 529,025 shares owned by Ramius Master Fund and (ii) each of Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") may be deemed to beneficially own all shares of Common Stock held by Ambrose, Halifax, Ramius Master Fund and Ramius Securities, an aggregate number of 990,887 shares of Common Stock.

          Note: Ramius Capital is the investment manager of Ambrose and Halifax and has the power to direct some of the affairs of Ambrose and Halifax, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Advisors is the investment manager of Ramius Master Fund and has the power to direct some of the affairs of Ramius Master Fund including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Capital is the sole member of Ramius Advisors. Ramius Securities is a broker dealer affiliated with Ramius Capital. Ramius Capital is the managing member of Ramius Securities. C4S is the managing member of Ramius Capital and in that capacity directs its operations. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Ambrose, Halifax, Ramius III, Ramius Master Fund and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

(b)  Percent of class:

          Based on the quarterly report on Form 10-Q filed by the Company on November 9, 2006, there were 10,322,993 shares of Common Stock outstanding as of November 1, 2006. Therefore, (i) Ambrose may be deemed to beneficially own 1.21% of the outstanding shares of Common Stock, (ii) Halifax may be deemed to beneficially own 1.22% of the outstanding shares of Common Stock, (iii) Ramius Master Fund may be deemed to beneficially own 5.12% of the outstanding shares

CUSIP No. 87831110-9                   13G/A                 Page 15 of 17 Pages


of Common Stock, (iv) Ramius Advisors may be deemed to beneficially own
5.12% of the outstanding shares of Common Stock, (v) Ramius Securities may be deemed to beneficially own 2.04% of the outstanding shares of Common Stock, and
(vi) each of Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed to beneficially own 9.60% of the outstanding shares of Common Stock.

(c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:
               See Item 4(a) above.

         (ii)  Shared power to vote or to direct the vote:
               See Item 4(a) above.

        (iii)  Sole power to dispose or to direct the disposition of:
               See Item 4(a) above.

         (iv)  Shared power to dispose or to direct the disposition of:
               See Item 4(a) above.

Item 5.   Ownership of Five Percent or Less of a Class

          As of the date hereof, RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd. and Ramius Securities, L.L.C. no longer beneficially own more than five percent of the shares of Common Stock of the Company and have ceased to be Reporting Persons with respect to the shares of Common Stock of the Company.

Item 8.   Identification and Classification of Members of the Group

          See Exhibit I.


Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 12, 2007, by and among Ramius Capital, Ramius Master Fund, Ramius Advisors, Ramius Securities, Ambrose, Halifax, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

CUSIP No. 87831110-9                   13G/A                 Page 16 of 17 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated this February 12, 2007

RCG AMBROSE MASTER FUND, LTD.           RAMIUS MASTER FUND, LTD
By: Ramius Capital Group, L.L.C.,       By: Ramius Advisors, LLC
    its investment manager                  its investment manager
By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, L.L.C.
    its managing member                     its sole member

RCG HALIFAX FUND, LTD.                  RAMIUS ADVISORS, LLC
By: Ramius Capital Group, L.L.C.,       By: Ramius Capital Group, L.L.C.,
    its investment manager                  its sole member
By: C4S & Co., L.L.C.,
    its managing member                 RAMIUS CAPITAL GROUP, L.L.C.
                                        By: C4S & Co., L.L.C.,
RAMIUS SECURITIES, L.L.C.                   as managing member
By: Ramius Capital Group, L.L.C.,
    its managing member                 C4S & CO., L.L.C.
By: C4S & Co., L.L.C.,
    its managing member




                                        By: /s/ Jeffrey M. Solomon
                                            ---------------------------
                                            Name:  Jeffrey M. Solomon
                                            Title: Authorized Signatory


JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
-------------------------------------
Individually and as attorney-in-fact
for  Peter A. Cohen,
Morgan B. Stark and
Thomas W. Strauss


The Power of Attorney executed by Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss, authorizing Jeffrey M. Solomon to sign and file this Schedule 13G/A on each person's behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on April 10, 2006 by such Reporting
Persons with respect to the common stock of TechTeam Global, Inc., is hereby incorporated by reference.

CUSIP No. 87831110-9                   13G/A                 Page 17 of 17 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G/G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock of TechTeam Global, Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




Dated as of February 12, 2007

RCG AMBROSE MASTER FUND, LTD.           RAMIUS MASTER FUND, LTD
By: Ramius Capital Group, L.L.C.        By: Ramius Advisors, LLC
    its investment manager                  its investment manager
By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, L.L.C.
    its managing member                     its sole member

RCG HALIFAX FUND, LTD.                  RAMIUS ADVISORS, LLC
By: Ramius Capital Group, L.L.C.,       By: Ramius Capital Group, L.L.C.,
    its investment manager                  its sole member
By: C4S & Co., L.L.C.,
    its managing member                 RAMIUS CAPITAL GROUP, L.L.C.
                                        By: C4S & Co., L.L.C.,
RAMIUS SECURITIES, L.L.C.                   as managing member
By: Ramius Capital Group, L.L.C.,
    its managing member                 C4S & CO., L.L.C.
By: C4S & Co., L.L.C.,
    its managing member



                                        By: /s/ Jeffrey M. Solomon
                                            ---------------------------
                                            Name:  Jeffrey M. Solomon
                                            Title: Authorized Signatory



JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
-------------------------------------
Individually and as attorney-in-fact
for  Peter A. Cohen,
Morgan B. Stark and
Thomas W. Strauss